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                     February 28, 2022

       Roger Byrd
       General Counsel
       EASTMAN KODAK CO
       343 State Street
       Rochester, NY 14650

                                                        Re: EASTMAN KODAK CO
                                                            Form 10-K filed
March 16, 2021
                                                            Correspondence
filed February 22, 2022
                                                            File No. 001-00087

       Dear Mr. Byrd:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences